Exhibit 10.1

Fiscal Year 2013 Executive Annual Cash Incentive Plan of Hutchinson Technology Incorporated

Our board of directors has adopted, upon the recommendation of its compensation committee, an annual cash incentive plan for fiscal year 2013 for company executives, including its named executive officers.  The plan is designed to create an incentive for these executives to achieve goals that our board of directors believes align with the short- and long-term interests of our shareholders.  The plan incorporates corporate financial measures and divisional operational measures.

Each participant in the plan is eligible for a target cash incentive opportunity of up to 80% of his or her respective base salary.  Achievement of the threshold performance level for a particular goal is required before a participant is eligible to receive a payout for that goal.  Performance at the threshold level results in a payout of 50% of the applicable target amount, performance at or above the maximum level results in a payout of 200% of the target amount, and performance between threshold and target levels or between target and maximum levels will result in a pro rata payout.

For fiscal year 2013, a total of 60% of each participant’s annual cash incentive opportunity is based on achievement of two equally weighted corporate financial goals: the level of annual free cash flow and the level of earnings before taxes achieved by our company during the fiscal year.  For these purposes, “free cash flow” equals the difference resulting from cash provided by operating activities less capital expenditures, and earnings before taxes are calculated after excluding the impact of any annual cash incentive plan payout.

The remaining 40% of each participant’s annual cash incentive opportunity for fiscal year 2013 is based on achievement of three operational goals for our Disk Drive Components Division: an annual volume of suspension assembly shipments goal (an overall 20% weighting), and two cost per part produced goals (each with an overall weighting of 10%).

No payout will be made under the annual cash incentive plan for fiscal year 2013 if the company does not achieve at least its threshold level earnings before taxes goal.  In addition, the total payout under the plan to any participant will be capped at the target level payout if the company does not report positive earnings before taxes for the full fiscal year.

The decision to make cash incentive payments is made annually by our board of directors upon the recommendation of its compensation committee.  Payment amounts are determined by the compensation committee and are made in cash in the first quarter of the following fiscal year.  The compensation committee retains authority to adjust performance goals to exclude the impact of charges, gains or other factors that the compensation committee believes are not representative of the underlying financial or operational performance of our company.